UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

PRIME GROUP REALTY TRUST
(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 North Wabash Avenue, Suite 2800, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

Prime Group Realty Trust (the “Company”) issued a press release today announcing that on May 17, 2010 it closed on the sale of 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (the “Seller”) that owned the Property to 180 N. LaSalle Realty LLC (the “Purchaser”), an entity indirectly controlled by Mr. Michael Silberberg of Nanuet, New York.

The gross purchase price for the Property was $72.25 million, subject to customary pro-rations, credits and adjustments. After closing adjustments and costs, the Seller received net proceeds of approximately $12.4 million. The Seller’s estimated GAAP gain on the sale is approximately $8.5 million.

This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

ITEM 9.01 Financial Statements and Exhibits.

(a) Financial Statements.

None.

(b) Pro forma financial information.

(i)     Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010

(ii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2010

(iii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009

(iv)	Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(v)	Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Prime Group Realty Trust dated May 21, 2010
99.2	Prime Group Realty Trust Unaudited Pro Forma Condensed Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

Dated: May 21, 2010	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson
President and Chief Executive Officer